UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE HAIN CELESTIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE HAIN CELESTIAL GROUP, INC.

58 South Service Road

Melville, NY 11747

631-730-2200

March 10, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Hain Celestial Group, Inc., which will be held in the Amphitheater at 58 South Service Road, Melville, New York 11747 on Tuesday, April 1, 2008, at 11:00 a.m., Eastern Time.

At our Annual Meeting, we will vote on the election of our Directors, one stockholder proposal, if properly presented at the meeting, and the ratification of the appointment of our registered independent accountants. In addition to these formal items of business, we will review the major developments of the past year and share with you some of our plans for the future. You will have an opportunity to ask questions and express your views to the senior management of The Hain Celestial Group, Inc., and members of the Board of Directors will also be present.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and submit your vote by completing and returning the enclosed proxy card by mail or, if you are a beneficial owner of shares held in “street name,” you may vote by telephone or via the Internet.

I hope to see you on April 1st.

Sincerely,

Irwin D. Simon President, Chief Executive Officer and Chairman of the Board

THE HAIN CELESTIAL GROUP, INC.

58 South Service Road

Melville, NY 11747

631-730-2200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To the Stockholders of THE HAIN CELESTIAL GROUP, INC.:

The Annual Meeting of Stockholders of The Hain Celestial Group, Inc. will be held on Tuesday, April 1, 2008 at 11:00 a.m., Eastern Time in the Amphitheater at 58 South Service Road, Melville, New York 11747 for the following purposes:

1.	To elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To act on one stockholder proposal, if properly presented at the meeting;

3.	To ratify the appointment of Ernst & Young LLP as our registered independent accountants for the fiscal year ending June 30, 2008; and

4.	To transact such other business as may properly come before the meeting.

These matters are more fully described in the attached proxy statement, which is made a part of this notice.

Only stockholders of record as of the close of business on February 27, 2008 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof. A list of these stockholders will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive office located at 58 South Service Road, Melville, NY 11747, and will also be available at the Annual Meeting.

Your vote is important. Whether or not you expect to attend the Annual Meeting in person, please submit your vote as soon as possible by signing and dating the enclosed proxy and mailing it promptly in the enclosed reply envelope. As an alternative to using the paper proxy card to vote, beneficial owners of shares held in “street name,” may vote by telephone or via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 1, 2008: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting and Proxy Statement, including Proxy Card and Annual Report, may be viewed at http://ir.hain-celestial.com/phoenix.zhtml?c=87078&p=proxy.

Directions to the Annual Meeting of Stockholders

From points West: Take the Long Island Expressway East to Exit 48 (Round Swamp Road). Proceed straight off exit and after the first traffic light our building is the second one on your right.

From points East: Take the Long Island Expressway West to Exit 48 (Round Swamp Road). Proceed to traffic light and make a left turn. Go under the overpass and make a left turn going East. Our building is the second one on your right.

It is expected that this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and our Annual Report to Stockholders for the fiscal year ended June 30, 2007 will be mailed to stockholders of record on or about March 10, 2008.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 1, 2008

This proxy statement is being furnished to the stockholders of The Hain Celestial Group, Inc. (“we” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board” or the “Board of Directors”) for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 1, 2008 at 11:00 a.m., Eastern Time in the Amphitheater at 58 South Service Road, Melville, New York 11747 (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Stockholders Entitled to Vote and Voting Procedures

Stockholders of record at the close of business on February 27, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 40,112,188 shares of our common stock (the “Company Shares” or the “Common Stock”) outstanding and entitled to vote. The holders of a majority of the Company Shares issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum. The person whom the Company appoints to act as independent inspector of election will treat all Company Shares represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Annual Meeting.

Each share of Common Stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. Directors will be elected by a plurality of the votes cast. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the approval of the stockholder proposal, if properly presented at the meeting, and the ratification of the appointment of Ernst & Young LLP as our independent registered accountants.

Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the proposals acting on the stockholder proposal and ratifying the selection of our independent registered public accountants, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes on a proposal (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed present or represented for determining whether stockholders have approved that proposal. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the stockholder proposal.

The Board of Directors is soliciting your proxy on the enclosed proxy card to provide you with an opportunity to vote on all matters to come before the meeting, whether or not you attend in person. If you execute and return the enclosed proxy card, your shares will be voted as you specify. If you make no specifications, your shares will be voted in accordance with the recommendation of the Board, as set forth below.

The Board of Directors urges you to vote, and solicits your proxy, as follows:

(1)	FOR the election of all the nominees for directors specified herein to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	AGAINST the stockholder proposal, if properly presented at the meeting; and

(3)	FOR the ratification of the appointment of Ernst & Young LLP as our registered independent accountants.

The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

Revocation of Proxy

You may revoke your proxy before it is voted at the Annual Meeting by submitting a revised proxy, or written revocation to our Corporate Secretary before the Annual Meeting, or by voting in person at the Annual Meeting.

Proxy Solicitation

Your proxy is being solicited by and on behalf of the Board of Directors. The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and other means of communication. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed by the Company for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the Company Shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 12 members, all of whom have agreed to stand for reelection at the Annual Meeting except for Mr. Mitchell A. Ring. It is proposed that the remaining 11 incumbent directors standing for reelection be elected to hold office until the next Annual Meeting and until their successors are elected and qualified.

The Board has nominated, and the proxies will vote to elect, unless otherwise directed, the following individuals as members of the Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified: Irwin D. Simon, Barry J. Alperin, Richard C. Berke, Beth L. Bronner, Jack Futterman, Daniel R. Glickman, Marina Hahn, Andrew R. Heyer, Roger Meltzer, Lewis D. Schiliro and Lawrence S. Zilavy. Each nominee has consented to be nominated and to serve, if elected.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees.

Information About the Nominees

Name	Position with the Company	Age	Director Since
Irwin D. Simon	Chairman of the Board, President and Chief Executive Officer	49	1993
Barry J. Alperin	Director	67	2004
Richard C. Berke	Director	62	2007
Beth L. Bronner	Director	56	1993
Jack Futterman	Director	74	1996
Daniel R. Glickman	Director	63	2002
Marina Hahn	Director	50	2000
Andrew R. Heyer	Director	50	1993
Roger Meltzer	Director	57	2000
Lewis D. Schiliro	Director	58	2004
Lawrence S. Zilavy	Director	56	2002

Irwin D. Simon, President, Chief Executive Officer and Chairman of the Board, Age 49

Irwin D. Simon has been our President and Chief Executive Officer and a director since our inception and is our founder. Mr. Simon was appointed Chairman of the Board of Directors in April 2000. Previously, Mr. Simon was employed in various marketing capacities at Slim-Fast Foods Company and The Haagen-Dazs Company, a division of Grand Metropolitan, plc. Mr. Simon serves as a director of Marathon Acquisition Corp., lead director of Jarden Corporation, an independent non-executive director of Yeo Hiap Seng Limited and as a director of several privately-held companies. Mr. Simon is the past chapter chairman of YPO—Gotham Chapter, New York City.

Barry J. Alperin (2)(3), Age 67

Barry J. Alperin has been a director since February 2004 and is the chairperson of our Audit Committee. Mr. Alperin, a consultant, has been a director of Henry Schein, Inc., a provider of healthcare products and services to office-based practitioners in North America and Europe, since May 1996. He served as Vice Chairman of Hasbro, Inc. from 1990 through July 1995 and as Co-Chief Operating Officer of Hasbro, Inc. from 1989 through 1990. Mr. Alperin served as director of Seaman’s Furniture Company, Inc. from 1992 through February 2001. He also serves as a director of the general partner of K’Sea Transportation Partners, LP.

Richard C. Berke, Age 62

Richard C. Berke has been a director since April 2007. Mr. Berke is currently Vice President, Human Resources for Broadridge Financial Solutions, Inc. Since January 1989, Mr. Berke served as Corporate Vice President of Human Resources with Automatic Data Processing, Inc. until its spin-off of ADP Brokerage Services Group, which is now known as Broadridge. He held the position of President of ADP’s Benefits Services Division from January 1995 through December 1995. Mr. Berke also serves on the Wharton Board on Executive Education of the University of Pennsylvania.

Beth L. Bronner (1), Age 56

Beth L. Bronner has been a director since November 1993, and is the chairperson of our Compensation Committee. Ms. Bronner is currently a Managing Director of Mistral Equity Partners. Ms. Bronner served as Senior Vice President and Chief Marketing Officer for Jim Beam Brands Worldwide, Inc., from September 2003 to July 2006. From May 2001 to September 2003, Ms. Bronner served as a private consultant and president of a private realty company. Ms. Bronner also serves as a director of Assurant, Inc. (formerly Fortis, Inc.).

Jack Futterman (3), Age 74

Jack Futterman has been a director since December 1996, and is the chairperson of our Corporate Governance and Nominating Committee. Mr. Futterman served as Chairman and Chief Executive Officer of Party City Stores, Inc. from June 1999 through December 1999. Mr. Futterman retired as Chairman and Chief Executive Officer of Pathmark Stores, Inc. in March 1996. He joined Pathmark in 1973 as Vice President of its Drugstore and General Merchandise Divisions and occupied a number of positions before becoming Chairman and Chief Executive Officer. Mr. Futterman is a registered pharmacist and former Chairman of the National Association of Chain Drugstores.

Daniel R. Glickman (3), Age 63

Daniel R. Glickman, who served as U.S. Secretary of Agriculture from March 1995 until January 2001, has been a director since July 2002. Secretary Glickman is currently Chairman and Chief Executive Officer of the Motion Picture Association of America, Inc. From August 2002 through August 2004, Secretary Glickman served as the Director of the Institute of Politics at the John F. Kennedy School of Government at Harvard University. From January 2001 to August 2002, Secretary Glickman was a partner in the public law and policy practice group of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Prior to his appointment as Secretary of Agriculture, Secretary Glickman served for 18 years in the U.S. House of Representatives, where he served as a member of the House Agriculture Committee. Secretary Glickman also serves as a director of CME Holdings (Chicago Mercantile Exchange).

Marina Hahn (1), Age 50

Marina Hahn has been a director since May 2000. Prior to that, she had served as a director of Celestial Seasonings since 1994. Currently, Ms. Hahn serves as Chief Marketing Officer of Spirits Marque One LLC, where she has worked since 2003. From 1998 to 2001, Ms. Hahn served as Executive Vice President of J. Walter Thompson Company, an advertising agency. Previously, Ms. Hahn was employed in various capacities by the William Morris Agency, Inc., Sony Electronics, Inc., Pepsi-Cola Company and DDB Needham Worldwide, Inc.

Andrew R. Heyer (1) (3), Age 50

Andrew R. Heyer has been a director since November 1993. Mr. Heyer is the founder and Chief Executive Officer of Mistral Equity Partners. Formerly he was a Managing Partner of Trimaran Capital Partners, L.L.C., and a member of the Investment Committee of Trimaran Advisors, L.L.C., the investment advisor to Caravelle Investment Fund, L.L.C. Until February, 2006, Mr. Heyer was also a Vice Chairman of CIBC World Markets Corp. and co-head of CIBC Argosy Merchant Banking Funds (Fund I). Prior to joining CIBC World Market Corp. in 1995, Mr. Heyer was an advisor and Managing Director of The Argosy Group L.P. Mr. Heyer serves as a director of El Pollo Loco, Inc. and Las Vegas Sands Corp., and also serves as a director of several privately-held companies. Mr. Heyer also serves as a member of the Board of Trustees of the University of Pennsylvania and as Chairman of the Board of Overseers of the University of Pennsylvania School of Social Policy and Practice.

Roger Meltzer, Age 57

Roger Meltzer has been a director since December 2000. In February, 2007, Mr. Meltzer joined the law firm of DLA Piper US LLP as a partner and Global Chair of the Corporate and Finance practice, where he practices corporate law. Prior to February, 2007, he was a partner and a member of the executive committee of the law firm, Cahill Gordon & Reindel LLP. DLA Piper US LLP currently represents us in various matters.

Lewis D. Schiliro (2), Age 58

Lewis D. Schiliro has been a director since February 2004 and is a member of the Audit Committee. Mr. Schiliro is currently a Managing Partner with Freeh Group International, a legal and business consulting firm in Wilmington, Delaware. In December 2005, Mr. Schiliro was appointed the Director of Inter-Agency Preparedness for the Metropolitan Transportation Authority in New York. In April 2005, Mr. Schiliro retired as Senior Executive Vice President of MBNA America. Prior to joining MBNA in 2000, Mr. Schiliro spent 25 years with the Federal Bureau of Investigation (FBI) in New York. In 1998, Mr. Schiliro was appointed the Assistant Director in Charge of the FBI’s New York office. Mr. Schiliro has taught courses as an adjunct professor at both the University of Delaware and Wilmington College, and is an attorney admitted to practice in New York and before the Federal courts.

Lawrence S. Zilavy (2), Age 56

Lawrence S. Zilavy has been a director since November 2002. Mr. Zilavy has served as Senior Vice President of Barnes & Noble College Booksellers, Inc. since May 2006. Mr. Zilavy was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc. from May 2003 to November 2004 and was Chief Financial Officer of Barnes & Noble, Inc. from June 2002 through April 2003. Mr. Zilavy is a director of GameStop Corp., Barnes & Noble, Inc. and the non-profit Community Resource Exchange, as well as a trustee of St. Francis College in New York City.

(1)	Compensation Committee member.
(2)	Audit Committee member.
(3)	Corporate Governance and Nominating Committee member.

BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

The Board of Directors

The primary responsibility of the Board of Directors is to foster our long-term success, consistent with its fiduciary duty to our stockholders. In addition, the Board has responsibility for establishing broad corporate policies and overseeing our direction, affairs and management.

Director Independence

A majority of the Board, consisting of Mses. Bronner and Hahn, and Messrs. Alperin, Berke, Futterman, Glickman, Heyer, Schiliro, and Zilavy, are “independent directors” as defined in the listing standards of NASDAQ. Mr. Simon was determined not to be independent because he is our President and Chief Executive Officer. Mr. Meltzer was determined not to be independent because the law firm in which he is a partner acts as our regular outside counsel.

Board Meetings and Attendance

The Board typically holds regular meetings once every quarter and holds special meetings when necessary. During the 2007 fiscal year, the Board held nine meetings. We expect directors to attend Board meetings, the Annual Meeting of Stockholders, and meetings of the Committees on which they serve. All directors standing for re-election attended at least 75% of the meetings of the Board and of the committees on which they served during the fiscal year. All directors standing for re-election attended our 2006 Annual Meeting of Stockholders.

Executive Sessions

Non-management directors meet in executive session at each regularly scheduled meeting of the Board of Directors without any members of management present. In addition, independent directors meet separately several times a year. Mr. Futterman, as chairperson of the Corporate Governance and Nominating Committee, presides over meetings of non-management directors and of independent directors.

Director Elections

All directors stand for election annually. Voting is not cumulative.

Committees of the Board

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. All committee members are independent under the listing standards of the NASDAQ Global Select Market. The Board of Directors has adopted a written charter for each of these committees, a current copy of which is available on our website at www.hain-celestial.com. The members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Irwin D. Simon	—	—	—
Barry J. Alperin	Chair	—	✓
Richard C. Berke	—	—	—
Beth L. Bronner	—	Chair	—
Jack Futterman	—	—	Chair
Daniel R. Glickman	—	—	✓
Marina Hahn	—	✓	—
Andrew R. Heyer	—	✓	✓
Roger Meltzer	—	—	—
Lewis D. Schiliro	✓	—	—
Lawrence S. Zilavy	✓	—	—

The Audit Committee.

The Audit Committee’s principal duties include appointing, retaining and terminating our registered independent accountants, evaluating the independence of the registered independent accountants, including whether they provide any non-audit services to us, reviewing with the registered independent accountants their report as well as making any recommendations with respect to our financial statements, accounting policies, procedures and internal controls. In addition, the Audit Committee is charged with determining whether there are any conflicts of interest in financial or business matters between us and any of our officers or employees. The Audit Committee also functions as the “qualified legal compliance committee,” as defined under applicable Securities and Exchange Commission (“SEC”) rules and regulations.

Our Audit Committee is currently composed of three directors, Messrs. Alperin, Schiliro and Zilavy, with Mr. Alperin acting as chairperson. The Board has determined that each member of the Audit Committee (1) is “independent” as defined by applicable SEC rules and the listing standards of NASDAQ, (2) has not participated in the preparation of our financial statements or those of any of our current subsidiaries at any time during the past three years, and (3) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. In addition, the Board has determined that Mr. Zilavy is an “audit committee financial expert” as defined by applicable SEC rules. Audit Committee members are not permitted to serve on the audit committees of more than two other public companies.

During fiscal year 2007, our Audit Committee held seven meetings. See “Report of the Audit Committee” on Page 16.

The Compensation Committee.

The Compensation Committee’s duties include reviewing our compensation strategy on an annual basis to ensure that such strategy supports our objectives and stockholder interests and that executive officers are rewarded in a manner consistent with such strategy. The Compensation Committee is also responsible for administering our employee stock option plans, reviewing and approving corporate goals and financial objectives relevant to executive officer compensation, evaluating the performance of the executive officers in light of these goals and objectives and making recommendations to the Board regarding the compensation of our executive officers.

Our Compensation Committee is currently composed of Mses. Bronner and Hahn and Mr. Heyer, with Ms. Bronner acting as chairperson. The Board has determined that each member of the Compensation Committee is “independent” as defined by the listing standards of NASDAQ. During fiscal year 2007, the Compensation Committee held ten meetings.

The Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee’s purpose is to identify individuals qualified to serve on the Board of Directors, recommend to the Board of Directors persons to be nominated for election as directors at the annual meeting of the stockholders or to be appointed by the Board of Directors to fill an existing or newly created vacancy on the Board of Directors, identify and recommend members of the Board of Directors to serve on each Board committee and to serve as chairman thereof, develop and recommend to the Board of Directors corporate governance guidelines and the review and revision of such guidelines, oversee the evaluation by the Board of Directors of itself and its committees, and identify and recommend to the Board of Directors individuals to serve as officers of the Company.

Our Corporate Governance and Nominating Committee is currently composed of Messrs. Alperin, Futterman, Glickman and Heyer, with Mr. Futterman acting as chairperson. The Board has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of NASDAQ. During fiscal year 2007, the Corporate Governance and Nominating Committee held one meeting.

The Corporate Governance and Nominating Committee’s charter provides that the Committee shall consider written proposals for director nominees from stockholders in accordance with our Corporate Governance Guidelines and our By-Laws. The Corporate Governance and Nominating Committee considers these policies sufficient, since we have never received a recommendation of a director nominee with reasonably adequate qualifications from any of our stockholders. The Committee will consider candidates recommended by stockholders, and a stockholder wishing to submit a recommendation should send a letter to our Corporate Secretary at The Hain Celestial Group, Inc., 58 South Service Road, Melville, NY 11747. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation” and, in order to be considered for the 2008 Annual Meeting of Stockholders, must be received by us no later than July 1, 2008. The letter must identify the author as a stockholder, demonstrate evidence of ownership, provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history, current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. For more information regarding stockholder communications with our Board of Directors, see the “Stockholder Proposals and Other Communications” section of this proxy statement.

When considering potential director nominees, the Corporate Governance and Nominating Committee reviews desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. To be considered by the Corporate Governance and Nominating Committee, a director nominee must have experience as a board member or senior officer of a company in the natural food or other related industries or have a strong financial background and be a leading participant in another field relative to our business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the Corporate Governance and Nominating Committee evaluates director candidates based on a number of qualifications, including displayed ethical standards, integrity, business judgment, independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community, willingness to devote adequate time to Board duties, ability to foster a diversity of backgrounds and views and ability to complement the Board of Directors’ existing strengths.

The Board of Directors and the Corporate Governance and Nominating Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors, and industry, academic and community leaders. The Board or the Committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the Committee and the Board and assist in scheduling interviews. The Committee and one or more of our other directors will interview candidates, and the Committee selects nominees that best suit our needs.

Website Access to Corporate Governance Documents

We have adopted a “Code of Ethics” as defined in the regulations of the SEC which applies to all of our employees, including our principal executive officer and principal financial officer. Copies of the charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, as well as the Company’s Corporate Governance Guidelines and Code of Ethics, are available free of charge on our website at www.hain-celestial.com or by writing to Investor Relations, The Hain Celestial Group, Inc., 58 South Service Road, Melville, New York 11747. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any of our other filings made with the SEC.

Compensation of Directors

Each year, our Board of Directors and the Compensation Committee of the Board review and determine compensation for our non-employee directors. The Compensation Committee and our Board believe that compensation should fairly compensate non-employee directors for work required in a company of our size and scope. In fiscal year 2007, each non-employee director received a cash payment of $25,000, which was paid in quarterly installments of $6,250. Mr. Simon did not receive any compensation for his Board service.

2007 Director Compensation

Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension on Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Barry J. Alperin	$25,000		—	—	—	—	—	$25,000
Richard C. Berke	$6,250	(1)	—	—	—	—	—	$6,250
Beth L. Bronner	$25,000		—	—	—	—	—	$25,000
Jack Futterman	$25,000		—	—	—	—	—	$25,000
Daniel R. Glickman	$25,000		—	—	—	—	—	$25,000
Marina Hahn	$25,000		—	—	—	—	—	$25,000
Andrew R. Heyer	$25,000		—	—	—	—	—	$25,000
Roger Meltzer	$25,000		—	—	—	—	—	$25,000
Mitchell A. Ring	$25,000		—	—	—	—	—	$25,000
Lewis D. Schiliro	$25,000		—	—	—	—	—	$25,000
Lawrence Zilavy	$25,000		—	—	—	—	—	$25,000

(1)	On April 10, 2007, Richard C. Berke was elected to the Company’s Board of Directors and therefore, was only entitled to receive a pro rated portion of the fees paid to directors for the fiscal year ended June 30, 2007.

The Board of Directors has determined that for fiscal year 2008 each non-employee director will receive cash compensation of $50,000 per annum. Committee Chairs also receive additional compensation for their increased responsibilities. In addition, at the time the Company completes its comprehensive review of compensation policies and makes grants to all eligible employees, the Board of Directors is expected to receive equity in an amount not to exceed the annual cash compensation. In order to continue to align their interests with those of stockholders, the Board determined that it was appropriate for a portion of the annual compensation to be in the form of equity, but only when the long-term incentive program had been approved for, and granted to, eligible employees. Historically, the Company had compensated its non-employee directors largely with equity, but has not made any equity grants to directors since April 2005, as a result of the review by a group of independent directors of the stock option practices of the Company and the Company’s comprehensive review of its compensation policies. The Board of Directors determined that, given the period of time since the last equity grants and the significant time commitment and effort made by the members of the Board of Directors, it was appropriate for them to receive increased compensation.

PROPOSAL NO. 2

SHAREHOLDER PROPOSAL

NorthStar Asset Management, Inc., PO Box 301840, Boston, MA 02130, the holder of 24,000 shares of common stock, has advised us that it intends to introduce the following proposal:

RESOLVED, that shareholders of Hain Celestial Group (Hain) urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Hain’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Media and government focus on back dating of stock options has increased investor concern. This proposed reform can help rebuild investor confidence.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)).

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Hain’s board to allow shareholders to express their opinion about senior executive compensation at our company by establishing an annual referendum process. The results of such a vote would, we think, provide the board and management with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, are in shareholders’ best interests.

Opposition Statement

The Board recommends you vote AGAINST this proposal.

The Board recognizes that executive compensation is a high-profile issue in current corporate governance debates and has considered the proposal and the issues associated with stockholder ratification of executive compensation. The Board does not believe that it is in the best interest of our stockholders to provide for stockholder ratification of executive compensation and recommends a vote against this proposal for the following reasons.

An advisory vote is not an effective mechanism for conveying meaningful stockholder opinions regarding our executive compensation, and stockholders already have effective mechanisms for expressing their views. The Company currently provides our stockholders with effective mechanisms for providing input to the Company on executive compensation. These mechanisms include direct discussions with management and written communications to the Board of Directors or individual directors (see “Stockholder Proposals and Other Communications” on page 33 of this proxy statement). The Company makes every effort to be responsive to concerns expressed by our stockholders by engaging in a dialogue with our stockholders. We strongly believe that direct stockholder communications with the Company are a more effective means of expressing stockholder views on compensation matters than either a “yes” or “no” vote would be. A “yes” or “no” vote does not provide stockholders with an opportunity to provide clear guidance regarding specific components of our executive compensation program or specific compensation decisions. Furthermore, such a vote would not provide a mechanism for stockholders to communicate their views as to the merits, perceived inadequacies, potential refinements or possible enhancements to our executive compensation program, which direct communications do currently provide.

Adoption of the proposal could put our Company at a competitive disadvantage and negatively impact stockholder value by impeding our ability to recruit and retain critical personnel. The Board believes that an advisory resolution would not change the contents of the Company’s disclosures with respect to executive compensation, nor would it have any legal consequence on any compensation arrangement. Rather, adopting this practice could negatively affect shareholder value by creating the impression among our senior executives that their compensation opportunities could be limited or negatively affected by this practice, while opportunities at the Company’s competitors would not be similarly constrained. The Company is not aware of any of its industry peers who have adopted a similar policy.

Our compensation practices and programs serve the interests of our stockholders. The Company currently has in place a carefully designed, performance-based executive compensation program. The Compensation Committee, which is comprised entirely of independent directors, is responsible for determining the compensation of our executive officers under such program and also recommending equity grants under our Amended and Restated 2002 Long Term Incentive and Stock Award Plan and our 2000 Directors Stock Option Plan, both of which have been approved by our stockholders. Decisions and recommendations on executive compensation are made by the Compensation Committee, and reviewed and adopted by the Board of Directors, on the basis of reviewing and approving corporate goals and financial objectives, an assessment of corporate performance and a review of supporting data, including historical compensation data of other companies within our industry and for similar geographic markets. It is the philosophy of the Compensation Committee to continue to tie our executive compensation program to corporate performance and align the interests of our executives with the interests of our stockholders. Our compensation program is comprised of salary, annual cash incentives and long-term stock-based incentives. In addition, the Compensation Committee has engaged an independent compensation consultant to provide a comprehensive review of our compensation policies, including long-term incentives to ensure that they are competitive and appropriately linked to the Company’s long-term success and the creation of stockholder value.

Accordingly, the Board recommends that you vote AGAINST this proposal.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF REGISTERED

INDEPENDENT ACCOUNTANTS

It is the practice of the Board of Directors to designate an accounting firm to serve as our registered independent accountants. The Audit Committee has recommended that Ernst & Young LLP be selected to audit our financial statements for the fiscal year ending June 30, 2008 and the Board of Directors has approved the selection of Ernst & Young LLP. Ernst & Young LLP has audited our financial statements since 1994.

The Audit Committee reviews and approves the audit and non-audit services to be provided by our registered independent accountants during the year, considers the effect that performing those services might have on audit independence and approves management’s engagement of our registered independent accountants to perform those services.

If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different registered independent accountant at any time during the year if it is determined that such a change would be in the best interest of the Company and its stockholders.

Ernst & Young LLP expects to have a representative at our Annual Meeting who will have the opportunity to make a statement and will be available to respond to questions, as appropriate.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our registered independent accountants for our fiscal year ending June 30, 2008.

Fees Billed to the Company by Ernst & Young LLP

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firm, Ernst & Young LLP, during the fiscal years ended June 30, 2006 and June 30, 2007.

Audit and Non-Audit Fees

	2007	2006
Audit Fees (1)	$1,611,944	$1,416,000
Audit Related Fees (2)	$159,825	$315,900
Tax Fees (3)	$184,475	$78,100
All Other Fees (4)	—	—

(1)	Reflects the aggregate fees billed for each of the 2007 and 2006 fiscal years for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of our quarterly financial statements, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Reflects the aggregate fees billed by Ernst & Young LLP in each of the 2007 and 2006 fiscal years for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported in the immediately preceding paragraph. The services comprising the fees disclosed under this category were related to due diligence in connection with acquisitions and accounting consultations.
(3)	Reflects the aggregate fees billed in each of the 2007 and 2006 fiscal years for professional services rendered by Ernst & Young LLP for tax advice and tax planning.
(4)	For each of fiscal year 2007 and fiscal year 2006, there were no fees billed by Ernst & Young LLP for services except as already described above.

The Audit Committee has considered whether the provision of the services described above in this section is compatible with maintaining Ernst & Young’s independence and has determined that it is.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our registered independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the registered independent accountants, the Audit Committee considers whether such services are consistent with the registered independent accountants’ independence, whether the registered independent accountants are likely to provide the most effective and efficient service based on their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality. The Audit Committee has delegated pre-approval authority to its chairman, who must report any decisions to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to oversee, on behalf of the Board of Directors, the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s registered independent accountants, the performance of the Company’s internal controls and procedures, and the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee reviews all material related party transactions, if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee. The Audit Committee also functions as the Company’s “Qualified Legal Compliance Committee”, as defined under applicable SEC rules and regulations.

The Audit Committee is composed of three directors, each of whom has been determined by the Board of Directors to (1) be “independent” as defined by applicable SEC rules and the listing standards of NASDAQ, (2) have not participated in the preparation of the Company’s financial statements or those of any of its current subsidiaries at any time during the past three years, and (3) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. In addition, the Board has determined that Mr. Zilavy is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed and reassessed by the Audit Committee on an annual basis. Audit Committee members are not permitted to serve on the audit committees of more than two other public companies.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s Annual Report on Form 10-K filed with the SEC.

The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by the Company’s registered independent accountants. During fiscal year 2007, audit and audit related fees consisted of annual financial statement and quarterly financial statement review, services reasonably related to the performance of the Company’s audit or review of financial statements and due diligence in connection with acquisitions. Non-audit related services approved by the Audit Committee consisted of tax advice and tax planning services.

In its oversight role, the Audit Committee meets with management regularly to discuss the Company’s financial accounting and reporting process, its system of internal controls and the external audit process. The Audit Committee also meets privately with the Company’s registered independent accountants, who have unrestricted access to the Audit Committee.

The Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2007. Discussions about the Company’s audited financial statements included its registered independent accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance (“SAS 114”) and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended June 30, 2007 with the Company’s management.

2.	The Audit Committee has discussed with the registered independent accountants the matters required to be discussed by SAS 114.

3.

The Audit Committee has received from the registered independent accountants, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, (i) a written disclosure, indicating all relationships, if any, between the registered independent accountant and its related entities and the Company and its related entities which, in the registered independent accountants’ professional judgment, reasonably may be thought to bear on the registered independent accountants’ independence, and (ii) a letter from the registered independent accountants confirming that, in its professional judgment, it is independent of the Company; and the Audit Committee has discussed with the registered independent accountants their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 for filing with the Securities and Exchange Commission.

Barry J. Alperin, Chairperson

Lewis D. Schiliro

Lawrence S. Zilavy

MANAGEMENT

Executive Officers

The following information describes the background and business experience of our executive officers other than Mr. Simon.

Ira J. Lamel, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, Age 60

Mr. Lamel was appointed Executive Vice President, Chief Financial Officer and Treasurer on October 1, 2001, and has served as Corporate Secretary since January 2003. Prior to his appointment, Mr. Lamel, a certified public accountant, was a partner at Ernst & Young LLP where he served in various capacities from June 1973 to September 2001. Ernst & Young LLP serves as our registered independent accountants, and Mr. Lamel was responsible for all services provided to us, including the audits of our financial statements, from fiscal year 1994 through fiscal year 2000. Mr. Lamel serves as a director of Excel Technology, Inc. and Harvey Electronics, Inc.

John Carroll, Executive Vice President and President, Grocery and Snacks and Personal Care, Age 48

Mr. Carroll was appointed Executive Vice President – Melville Businesses on February 10, 2004. He assumed the positions of President of Grocery and Frozen on July 1, 2004, President of Grocery and Snacks on September 12, 2005 and President of Personal Care on August 22, 2006. Prior to his employment with the Company, from April 2003 through July 2003, Mr. Carroll served as a consultant to the Company, providing due diligence services with respect to potential acquisitions. Prior to his consulting, Mr. Carroll was Managing Director, Heinz Frozen Foods at the H. J. Heinz Company, where he served in positions of increasing responsibility from 1995 until 2003.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our Compensation Committee is responsible for establishing and administering policies governing the compensation of our named executive officers: Irwin D. Simon, our Chairman, President and CEO, Ira J. Lamel, our Executive Vice President and CFO and John Carroll, our Executive Vice President and President of Grocery and Snacks and Personal Care. The Compensation Committee consists of three directors, each of whom is “independent” as defined by the listing standards of NASDAQ and is not an officer or employee of the Company. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available at our corporate website at www.hain-celestial.com under Investor Relations.

Philosophy and Objectives of Our Compensation Program

The primary objectives of the Company’s executive compensation program is to attract, retain and motivate qualified executives who will provide strong, competitive leadership in the natural and organic food and personal care products industry, provide competitive levels of remuneration, motivate the performance of such executives in order to achieve the Company’s strategic, financial and operating performance objectives, reward performance and align the interests of our executives with the interests of our stockholders. In order to ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, an emphasis is placed on performance-based compensation so that attainment of Company and reporting unit goals, are rewarded.

In accordance with its charter, during fiscal year 2007, the Compensation Committee reviewed the Company’s compensation strategy and determined that, given the Company’s growth, a more formal compensation philosophy and more structured approach to compensation going forward was required. We have provided a general description of this more structured approach below.

Administration of our Compensation Program

The Compensation Committee reviews the compensation of our named executive officers at least on an annual basis to ensure that remuneration levels and benefits adequately incentivize such officers to perform at high levels, are reasonable in light of our corporate performance and continue to achieve the philosophy and objectives of our compensation program described above.

Generally, during the first quarter following the completion of each fiscal year, the Compensation Committee conducts an evaluation of each named executive officer to determine if any changes in the officer’s compensation are appropriate. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other two named executive officers, but the other named executive officers do not have any input into executive compensation decisions. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other named executive officers because of his direct knowledge of each officer’s performance and contributions. For each named executive officer, the Compensation Committee members independently determine each component of compensation based on their collective assessment of the officer’s performance.

The Compensation Committee had previously retained the services of Mercer Human Resource Consulting for the purpose of providing the Compensation Committee with a comprehensive review of the Company’s long-term, non-cash incentives to ensure that they are competitive and appropriately linked to our long term success and creation of stockholder value, as well as to assist the Compensation Committee with issues relating to CEO compensation and Mr. Simon’s ungranted stock options. The Compensation Committee also periodically sought input from Mercer on a range of external market factors, including evolving compensation trends, appropriate peer group companies and market survey data. Although the Compensation Committee reviews the compensation practices of its peer companies, due to the unique nature of the Company given its rapid growth through numerous acquisitions, and expansion of categories, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix of compensation elements. In addition, Richard C. Berke, since his appointment to the Board of Directors in April 2007, has provided the Compensation Committee with additional assistance regarding ungranted stock options which Mr. Simon is entitled to receive under his employment agreement. It is expected that after the next annual stockholders meeting he will be appointed Chairperson of the Compensation Committee. In October 2007, the Compensation Committee retained the services of Towers Perrin to assist with some of the issues relating to Mr. Simon’s ungranted stock options and to expand upon the review of the Company’s long-term, non-cash incentives that was prepared by Mercer.

Elements of Our Compensation Program and How We Determine the Amount for Each Element

The elements of our compensation program are (a) base compensation or salary; (b) annual cash incentives; (c) long-term, equity-based incentives; and (d) other compensation (including perquisites) and employee benefits generally available to all of our employees.

The current compensation program for the named executive officers, including the CEO, does not include cash bonuses other than the annual cash incentives described below or any deferred compensation plans.

Base Salary

The base salary component of our compensation program is intended to compensate our named executive officers commensurate with their job responsibilities and allows us to attract and retain top talent, consistent with our objectives. The salary ranges for each of our executive positions are based on appropriate external comparisons, internal responsibilities and relationships to other corporate positions. Because performance most significantly influences an individual executive’s compensation level, compensation levels in any particular year may be above or below those of our competitors, depending upon company and individual performance.

Base salaries are generally reviewed annually, but may be adjusted from time to time taking into account the named executive officer’s responsibilities, performance and experience. In reviewing base salaries, the Compensation Committee considers several factors, including cost of living increases, levels of responsibility, experience, a comparison to our own base salaries for other employees (including considering the named executive officers’ base salaries as a percentage of the CEO’s base salary), and achievement of corporate and individual performance goals.

For fiscal year 2007, the base salary for the CEO was established pursuant to the extension of his employment agreement, while the base salaries for the CFO and the other named executive officer were established by the Compensation Committee based upon the recommendation of the CEO. Base salaries for our named executive officers increased in fiscal year 2007 from salaries paid in fiscal year 2006. Generally, the increases in base salaries were the result of each individual’s and the Company’s performance in fiscal year 2006. Mr. Carroll’s increase in base salary also reflected his increasing level of responsibility within the Company.

Annual Cash Incentives

Annual cash incentive compensation is designed to motivate our executive officers to achieve annual financial and other targeted goals based on the strategic, financial and operating performance objectives of the Company, consistent with our emphasis on maintaining a performance-based compensation program. In general, executive annual cash incentives are based on performance targets such as sales volume; profit; earnings before interest, taxes, depreciation and amortization; acquisition integration; cost efficiencies; new product introductions; and distribution growth as well as other objective criteria specific to each named executive officer’s responsibilities.

At the beginning of each fiscal year, the Compensation Committee establishes specific objectives for the CEO for the upcoming fiscal year. The objectives established for the CEO for the 2007 fiscal year included targeted sales growth, earnings per share, acquisition success, and succession planning. Generally, during the first quarter following the completion of each fiscal year, the Compensation Committee evaluates the CEO’s performance against the pre-set objectives, together with the results, observations and proposals submitted by the CEO with respect to his compensation, and takes the results of this evaluation into consideration when determining the amount of his annual cash incentive for the prior fiscal year. The CEO does not participate in the Compensation Committee’s deliberations or final decision-making with regard to his own compensation. The results of this evaluation are shared with the full Board of Directors for their final approval.

A similar process of setting objectives and reviewing performance against these objectives is used by the CEO for each member of his leadership team, which includes the other named executive officers. During the first quarter following the completion of the fiscal year, the CEO provides his evaluation of the other two named executive officers’ performance as well as a recommendation for their annual cash incentive award for the Compensation Committee’s consideration and approval.

With respect to Messrs. Lamel and Carroll, the performance objectives evaluated by the CEO historically have been the achievement of financial targets, succession planning and mentoring of staff, and the successful acquisition and integration of new brands. In the case of Mr. Lamel, other factors included such items as balance sheet management, capital structuring, Sarbanes-Oxley compliance and maintenance of our internal control structure. In the case of Mr. Carroll, sales growth and improvements in gross and operating margins in the reporting units for which he is responsible are factors that were also considered.

The Compensation Committee may in its discretion award additional bonus amounts based upon unanticipated significant achievements by the named executive officer.

Annual Cash Incentives for Fiscal Years 2007 and 2008

The determination of incentive compensation for our named executive officers for fiscal year 2007 was delayed pending the completion of the previously reported review of the Company’s stock options practices. However, in February 2008, the Compensation Committee recommended, and the Board of Directors approved, a non-equity incentive payment to Mr. Simon, and cash bonuses to Messrs. Lamel and Carroll for fiscal year 2007.

In accordance with the terms of the extension to his employment agreement, Mr. Simon had the opportunity to earn annual incentive compensation of up to 200% of his annual base salary for fiscal year 2007, which was the amount that the Compensation Committee ultimately recommended and the Board of Directors approved. The Compensation Committee’s recommendation was based on objective metrics related to the Company’s performance against the Company’s budget, as well as qualitative determinations regarding Mr. Simon’s personal performance and leadership contributions. From a financial perspective, the Compensation Committee considered the Company’s successful fiscal year in terms of sales, net income, operating income, EBITDA, operating free cash flow and the Company’s share price, taking into consideration slowing global and domestic economic performance and significantly increasing commodity and transportation costs. The Compensation Committee also considered Mr. Simon’s operational involvement, including his taking a more active role at Celestial Seasonings in leading various initiatives for that business, his role in the Company’s successful acquisitions and integration of past acquisitions, his development of other members of the management team, and his representation of the Company to investors and the broader financial community.

In considering bonus compensation for Mr. Lamel, Mr. Simon considered many of the same objective metrics of Company performance as the Compensation Committee used in their evaluation of him. Mr. Simon also considered qualitative evaluations of Mr. Lamel’s contributions in finance and accounting matters, maintenance of the internal control structure, planning and maintenance of the capital structure, significant participation in strategic planning for, and execution of, the acquisition strategy, his role in hiring and mentoring other members of the management team, and his representation of the Company to the financial community.

In considering cash incentive compensation for Mr. Carroll, Mr. Simon considered the financial and operating performance of the reporting units that Mr. Carroll oversees, taking into consideration slowing global and domestic economic performance and significantly increasing commodity and transportation costs, the integration of the business unit management structure, participation in the strategic planning for, and execution of, the acquisition strategy relevant to his reporting units, as well as Mr. Carroll’s increased responsibilities (including his leadership role with respect to the Company’s personal care reporting unit).

Based on his evaluations of their performance, in consultation with the Compensation Committee as to maximum bonus levels and appropriate metrics, Mr. Simon recommended that each of Mr. Lamel and Mr. Carroll receive a cash bonus for fiscal year 2007 equal to 100% of their respective base salaries for that fiscal year, and the Compensation Committee and, ultimately, the Board of Directors concurred with that recommendation.

For fiscal year 2008, given the Company’s rapid growth and the evolving roles of Messrs. Lamel and Carroll within the Company, the Compensation Committee has adopted a more structured approach for determining the annual cash incentives for all of our named executive officers. To this end, the Compensation Committee has adopted annual performance measures for each of the named executive officers in accordance with their responsibilities for the Company’s overall corporate performance and, with respect to Mr. Carroll, the performance of the reporting units he manages. There are multiple performance measures and each measure is assigned a weight expressed in points. For each performance measure, the Compensation Committee has approved a threshold, target and maximum goal. In order to receive the target bonus, the named executive officer is required to achieve a certain number of points. Target bonus opportunities approved by the Compensation Committee are stated as a percentage of annual base salary. The maximum bonus the CEO may receive based on the performance measures is capped at 200% of his annual base salary. The maximum bonus Messrs. Lamel and Carroll may receive based on the performance measures is capped at 100% of his annual base salary.

Long-term Incentive Program

Historically, the principal method for long-term incentive compensation has been stock option grants under our 2002 Plan. These grants are designed to promote the convergence of long-term interests between our key employees and our stockholders, since the value of options granted will increase or decrease with the value of our common stock. The 2002 Plan was approved by stockholders for the purpose of promoting the interests of our stockholders by: (1) attracting and retaining executives and other key employees of outstanding ability; (2) strengthening our capability to develop, maintain and direct a competent management team; (3) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (4) providing incentive compensation opportunities which are competitive with those of other comparably situated companies; and (5) enabling such employees to participate in our long-term growth and financial success.

During our fiscal years ended June 30, 2007 and 2006 we did not grant any stock options or other equity awards to our employees, including our named executive officers. Although it is the Compensation Committee’s belief that a significant portion of each named executive officer’s compensation should consist of long-term equity compensation, we have not issued any equity-based compensation to any of our named executive officers since August 2004 due to external factors. Stock options were not granted in fiscal year 2006 in part due to insufficient shares available for grant under the 2002 Plan. Although the Company’s shareholders have since approved an increase in the number of shares available for grant under the 2002 Plan, the Company continued to not grant stock options during fiscal years 2006 and 2007 pending the completion of a comprehensive review of our compensation policies by a compensation consultant, including a review of long-term non-cash incentives to ensure that they are competitive and appropriately linked to the Company’s long-term success and the creation of stockholder value. The implementation of any equity compensation plan was further delayed due to the review by a group of independent directors of the stock option practices of the Company. Future long-term incentive programs are in development as we work with our compensation consultants to adopt plans that are attractive to key employees while serving the interests of our stockholders.

On September 21, 2006, the Company’s Board of Directors approved revised approval procedures for equity grants. Pursuant to those procedures, all equity grants will be recommended by the Compensation Committee to the full Board for approval. All option grants will have an exercise price equal to the closing price of the Company’s stock on the date of the Board’s approval of the grant.

Following completion of the stock option review, a group of independent directors recommended and the Board of Directors approved, on January 29, 2008, the following additional changes:

•	the Compensation Committee will be reconstituted and will be chaired by an independent director;

•	all equity awards other than new hire grants will generally be considered by the Compensation Committee and Board of Directors annually following a fiscal year end;

•

the Board of Directors will delegate to the Compensation Committee the authority to grant new hire grants during meetings on a quarterly basis, and will provide that these options will have an exercise price equal to the closing price of the Company’s stock on the last day of the quarter in which they were granted;

•	details of recommended grants will be circulated to the Compensation Committee in advance of meeting;

•	corporate counsel will attend all Compensation Committee meetings as secretary and will promptly prepare minutes of the meetings;

•	corporate counsel will oversee the documentation of equity grants; and

•	one Board meeting per year will be focused on corporate governance and compliance matters.

Other Compensation

Our named executive officers are eligible for the same level and offering of benefits that we make available to other employees, including our 401(k) plan, health care, dental and vision plans, life insurance plans, and other employee benefit programs. In addition to the standard benefits offered to other employees, the Company provides Mr. Simon with a Medical Reimbursement Plan, which reimburses any expenses for health, prescription, dental and vision not covered by the Company’s Insurance Plan incurred by him and his dependents. In addition, we reimburse Mr. Simon for a portion of the premium associated with his life insurance policy. For additional information regarding other compensation, see the Summary Compensation Table, page 26.

The Company does not have any defined benefit pension or retirement plans.

Perquisites and Other Benefits

The Company provides named executive officers with perquisites and other benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each named executive officer’s total compensation. The Company offers perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention. For additional information regarding perquisites and other benefits, see the Summary Compensation Table, page 26.

We purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship-building purposes, as well as to maintain our involvement in communities in which the Company operates and our employees live. Occasionally, our employees, including our named executive officers, make personal use of tickets that would not otherwise be used for business purposes.

The Role of Consultants

Since 2005, the Compensation Committee has retained the services of compensation consultants. No member of the Compensation Committee or any named executive officer has any affiliation with these consultants. At least annually, the Compensation Committee seeks input from the consultants on a range of external market factors, including evolving compensation trends and market survey data. The consultants also provide general observations on the Company’s compensation programs, but do not determine or recommend the amount or form of compensation for any of the named executive officers.

Tax Deductibility of Compensation

We attempt to ensure that both cash and equity components of the named executive officers’ total compensation are tax deductible for the Company by the use of stockholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Code. However, our cash annual incentive plan is not stockholder approved and therefore an award made under that plan to our CEO or any of our other named executive officers would not be deductible by the Company to the extent that such officer’s total compensation for the fiscal year in which the award was made exceeded $1 million. The Compensation Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on our executive compensation programs.

Employment Agreement – Irwin D. Simon

We have previously entered into an employment agreement with Mr. Simon, our founder, which was effective from July 1, 2003, through June 30, 2007. The agreement provided for a minimum annual base salary of $875,000 for the fiscal year ended June 30, 2005, $950,000 for the fiscal year ended June 30, 2006 and $1,050,000 for the fiscal year ended June 30, 2007. The Compensation Committee increased Mr. Simon’s base salary for the fiscal year ended June 30, 2005 to $980,000, and to $1,100,000 for the fiscal year ended June 30, 2006, in each case, based on Mr. Simon’s prior year’s performance. Mr. Simon’s employment agreement also provided for an annual bonus ranging from 0% to 150% of his annual base salary upon the achievement of sales and profitability objectives to be determined by the Compensation Committee. During the term of the agreement, Mr. Simon is entitled to receive an annual grant of options under our 2002 Plan exercisable for 300,000 shares of our common stock at an exercise price equal to the market price on the date of the grant. Pursuant to this employment agreement, during the 2004 fiscal year, Mr. Simon also received an award of 150,000 shares of restricted stock under the 1994 Plan, which vested as of June 30, 2007. After a portion of these shares was withheld for the payment of taxes, Mr. Simon received the remaining 102,417 shares.

On October 30, 2006, the Compensation Committee recommended, and the Board of Directors approved, an extension of Mr. Simon’s employment agreement through June 30, 2009, two years beyond its previously-scheduled expiration. Pursuant to the extension, Mr. Simon receives an annual base salary of $1.25 million per year during the extension period. In addition, he will have the opportunity to earn an annual bonus of up to 200% of his base salary (based on his and the Company’s performance during each fiscal year, as determined by the Board of Directors and/or the Compensation Committee). The extension also provides for Mr. Simon to receive the equity equivalent (based on the then-current long-term incentive plan applicable to other executives, including similar vesting provisions) of 300,000 options to purchase common stock of the Company on July 1, 2007 and 2008, and a bonus of $300,000 upon execution of definitive documentation of the extension.

Pursuant to the terms of his employment agreement, on July 1, 2005, Mr. Simon was entitled to a grant of 300,000 options to purchase common stock of the Company under the 2002 Plan or any substantially similar plan. However, insufficient shares were available for grant under the 2002 Plan at that time. Also pursuant to the terms of his employment agreement, Mr. Simon was entitled to a grant, on July 1, 2006, of 300,000 options to purchase common stock of the Company under the 2002 Plan or any substantially similar plan as well as a grant, on July 1, 2007, of the equity equivalent of 300,000 options to purchase common stock of the Company pursuant to the terms of the extension; however, such grants have not been made pending completion of a comprehensive review of our long-term, non-cash incentives to ensure that they are competitive and appropriately linked to our long term success and creation of stockholder value.

Severance Agreements

In the event that Mr. Simon is terminated without cause or he resigns for good reason, which will include resignation upon a change of control, he will be entitled to, among other things, three years’ annual salary and three years’ average annual bonus, all options and other stock awards previously granted, but unvested, shall become fully vested and he will be entitled to the Black-Scholes value of all options contemplated but not yet granted pursuant to the employment agreement. In addition, if his contract is not renewed at the end of its term, Mr. Simon will be entitled to three years’ annual salary and three years’ average annual bonus. Mr. Simon has also agreed not to compete with us during his employment term or for a period of three years thereafter and has agreed to customary provisions regarding confidentiality and proprietary rights.

We have entered into change of control agreements with Mr. Lamel and Mr. Carroll that provide that in the event that, following a change of control of the Company, the surviving corporation takes certain actions, including a termination without cause, diminution in duties or forced relocation, such employee will be entitled to terminate his employment and receive up to three times his annual base salary and annual bonus, up to three years’ benefits continuation, immediate vesting of all outstanding options and other stock awards and reimbursement of certain tax obligations. A copy of the form of these change in control agreements is filed with the SEC as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004.

The Compensation Committee believes that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. We believe that our change in control benefits are consistent with those maintained by comparable companies.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the materials under the caption “Compensation Discussion and Analysis” included in this Proxy Statement and in the Annual Report of Form 10-K with the management of the Company. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and this Proxy Statement.

The Compensation Committee

Beth L. Bronner, Chairperson

Marina Hahn

Andrew R. Heyer

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables

The following table sets forth the compensation paid by us for services rendered during the fiscal year ended June 30, 2007 to or for the accounts of our named executive officers:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards		Non-equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compen- sation (2)	Total
Irwin D. Simon	2007	$1,250,000	—	—	$48,000	(1)	$2,500,000	—	$53,133	$3,851,133
President, Chief Executive Officer and Chairman of the Board
Ira J. Lamel	2007	$500,000	$500,000	—	—		—	—	$21,875	$1,021,875
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
John Carroll	2007	$410,000	$410,000	—	—		—	—	$12,506	$832,506
Executive Vice President, President Grocery & Snacks, and President Personal Care

(1)	There were no stock awards or option awards made to the named executive officers for the fiscal year ended June 30, 2007. In accordance with his employment agreement, Mr. Simon was entitled to receive an option grant to acquire 300,000 shares of the Company’s common stock in July 2005 and July 2006, which remain un-granted. The requisite service period related to the July 2005 un-granted options was completed on June 30, 2005, which was prior to the required implementation of SFAS No. 123(R) and, therefore, no expense has been recorded for the July 2005 options. The requisite service period related to the July 2006 un-granted options was completed during the fiscal year ended June 30, 2006 and as a result, $3.2 million of compensation cost was charged to earnings during the fiscal year ended June 30, 2006. The Company had previously disclosed the $3.2 million of compensation cost in the Option Awards column in the table. However, upon reconsideration, the Company believes that such inclusion is no longer appropriate and a conforming change to its previously filed Annual Report on Form 10-K will be made. During the year ended June 30, 2007, $48,000 was included in compensation expense as a result of the mark-to-market adjustment required under SFAS No. 123(R). In addition, on July 1, 2007 (in fiscal year 2008), Mr. Simon became entitled, under his employment agreement extension, to an additional grant of 300,000 options, which have not yet been granted, the value of which are not included in the amount above.
(2)	The table below details the components of this column:

Name	401(k) Plan Match (1)	Life Insurance Premiums (2)	Car Allowance (3)	Supplemental Medical Benefit Premiums (4)	Perquisites (5)	Total
Irwin D. Simon	$2,250	$3,394	—	$29,775	$15,714	$53,776
Ira J. Lamel	$3,000	—	$5,400	—	$13,475	$21,875
John Carroll	$2,250	—	$7,000	—	$3,256	$12,506

(1)	The Company’s 401(k) match is calculated based upon the plan year, which is a calendar year. The amounts provided for each of the above named executive officers represent a matching contribution by the Company on behalf of such officer under the Company’s 401(k) Plan for the 2006 plan year (January 1, 2006 through December 31, 2006). The Company’s matching contribution has not yet been determined for the 2007 plan year.
(2)	Represents an amount paid by the Company to Mr. Simon as reimbursement for 25% of the total premium for his life insurance policy.
(3)	Represents amounts paid to Mr. Lamel (for four months) and Mr. Carroll (for ten months) for car allowances prior to the date on which each were provided with the use of a Company owned vehicle. See footnote (5) below.
(4)	Represents premiums paid during the fiscal year ended June 30, 2007 on behalf of Irwin Simon for a supplemental medical benefits plan which reimburses Mr. Simon and his dependents for any out-of-pocket medical expenses not covered by the Company’s employee health benefit plans.
(5)	Represents the incremental cost to the Company in connection with its providing each of the above named executive officers with the use of a Company owned vehicle.

2007 Grants of Plan-Based Awards

Grants of Plan-Based Awards

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Irwin D. Simon	9/21/06	(1)	$1,250,000	$2,500,000

(1) This amount would be prorated based upon the actual achievement by the CEO of his performance targets.

Outstanding Equity Awards at Fiscal 2007 Year End

The table below shows each grant of stock options that is still unexercised and outstanding as of June 30, 2007. As of June 30, 2007, there were no stock awards that have not vested.

2007 Outstanding Equity Awards at Fiscal 2007 Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Options Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Irwin D. Simon	125,000			$4.8125		12/9/07	—	—	—	—
	400,000			$17.6250		12/08/08	—	—	—	—
	300,000			$19.5625		5/18/09	—	—	—	—
	600,000			$36.69	(1)	7/31/10	—	—	—	—
	300,000			$25.40	(1)	7/11/11	—	—	—	—
	300,000			$14.25		7/22/12	—	—	—	—
	300,000			$16.24		5/13/13	—	—	—	—
	300,000			$16.53		7/30/14	—	—	—	—
Ira J. Lamel	125,000			$18.06		10/1/11	—	—	—	—
	75,000			$14.80	(1)	8/13/12	—	—	—	—
	100,000			$16.01		8/05/14	—	—	—	—
John Carroll	100,000			$16.01		8/05/14	—	—	—	—

(1)	The exercise prices of these grants to Mr. Simon and Mr. Lamel have been amended as the result of the review of stock option practices by a group of independent directors. Original exercise prices were as follows: to Mr. Simon 600,000 at $26.625 expiring on July 31, 2010 and 300,000 at $21.40 expiring on July 11, 2011; and to Mr. Lamel 75,000 at $12.13 expiring on August 12, 2012.

Fiscal 2007 Option Exercises and Stock Vested

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Irwin D. Simon	10,000	$224,750	150,000	$4,071,000
Ira J. Lamel	—	—	—	—
John Carroll	—	—	—	—

(1)	Represents the aggregate value realized with respect to all options exercised during the fiscal year ended June 30, 2007. The value realized in connection with each option exercise is calculated as the difference between the per share exercise price of the option and the closing price of the Company’s common stock on the date of exercise, multiplied by the number of shares of common stock for which such option was exercised on that date.
(2)	Represents the aggregate value realized with respect to all shares of common stock vesting on June 30, 2007 of a restricted stock award of 150,000 shares granted on February 24, 2004. After a portion of these shares was withheld for the payment of taxes, Mr. Simon received the remaining 102,417 shares. The value realized in connection with the vesting of such shares is calculated as the closing price of the Company’s common stock on the date of vesting multiplied by the number of shares of common stock vesting on that date.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are disclosed on page 9. See “The Compensation Committee”. None of the Compensation Committee members has any relationship required to be disclosed under this caption pursuant to the rules of the SEC.

Potential Payments upon Termination or Change in Control

We believe it is in the best interest of our stockholders to foster the continued employment of key executive management personnel. In order to provide our named executive officers with an incentive to continue their employment, we entered into an employment agreement with Irwin Simon and a Change in Control Agreement with each of Mr. Lamel and Mr. Carroll.

Irwin D. Simon

In the event that Mr. Simon is terminated without cause or he resigns for good reason, which will include resignation upon a change of control, he will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) three years’ annual salary and three years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) all options and other stock awards previously granted, but unvested, shall become fully vested and he will be entitled to the Black-Scholes value of all options contemplated but not yet granted pursuant to the employment agreement and (iv) to continue participation in all of the Company’s medical, dental and vision plans until the third anniversary of his termination. If any payments or benefits to be provided to Mr. Simon in connection with a change in control are subject to the excise tax imposed under Section 4999 of the United States Internal Revenue Code, Mr. Simon is entitled to an additional “gross-up” payment so that the net amount retained by Mr. Simon is equal to such payments and benefits.

If Mr. Simon’s employment had terminated on December 31, 2007, without cause or he resigns for good reason, Mr. Simon would be entitled to severance and other benefits having a value of approximately $21,737,780. If Mr. Simon’s employment had terminated on December 31, 2007, due to a change in control,

Mr. Simon would have been entitled to severance having a value of approximately $24,421,994. The amounts in the two preceding sentences have been calculated using the bonus amounts granted to Mr. Simon for fiscal year 2007 even though such amount was approved after the change in control date of December 31, 2007. Of the amounts set forth in the first two sentences, in each case $12,587,780 is attributable to three stock option grants to purchase a total of 900,000 shares of the Company’s common stock to which Mr. Simon is entitled to receive pursuant to the terms of his employment agreement, but have yet to be granted and a fourth stock option grant to purchase a total of 300,000 shares of the Company’s common stock to which Mr. Simon will be entitled to receive on July 1, 2008. As disclosed in the Compensation Committee Report, on July 1, 2005, Mr. Simon was entitled to a grant of 300,000 options to purchase common stock of the Company under the 2002 Plan or any substantially similar plan. However, insufficient shares were available for grant under the 2002 Plan at that time. Also pursuant to the terms of his employment agreement, Mr. Simon was entitled to a grant, on July 1, 2006, of 300,000 options to purchase common stock of the Company under the 2002 Plan or any substantially similar plan as well as a grant, on July 1, 2007, of the equity equivalent of 300,000 options to purchase common stock of the Company pursuant to the terms of the extension; however, such grants have not been made pending completion of a comprehensive review of our long-term, non-cash incentives to ensure that they are competitive and appropriately linked to our long-term success and creation of stockholder value.

In the event that Mr. Simon’s employment terminates due to death or disability he will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) two years’ annual salary and two years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) all options and other stock awards previously granted, but unvested, shall become fully vested and (iv) to continue participation (or his dependents in the case of his death) in all of the Company’s medical, dental and vision plans until the second anniversary of his termination. If Mr. Simon’s employment were to terminate due to his death or disability, Mr. Simon currently would be entitled to severance having a value of approximately $6,100,000.

In the event that Mr. Simon’s employment terminates for cause or not for good reason he will be entitled to any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination, and any amounts which are vested at the time of termination.

If Mr. Simon’s contract is not renewed at the end of its term, Mr. Simon will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) three years’ annual salary and three years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) all options and other stock awards previously granted, but unvested, shall become fully vested and (iv) to continue participation in all of the Company’s medical, dental and vision plans until the third anniversary of his termination. In this instance, Mr. Simon would be entitled to receive approximately $9,150,000.

Mr. Simon has also agreed not to compete with us during his employment term or for a period of three years thereafter and has agreed to customary provisions regarding confidentiality and proprietary rights.

Other Named Executive Officers

We have entered into change of control agreements with Mr. Lamel and Mr. Carroll that provide that in the event that, following a change of control of the Company, the surviving corporation takes certain actions, including a termination without cause, diminution in duties, reduction in base salary or certain benefits, or forced relocation, within thirteen months following the change of control, such employee will be entitled to terminate his employment and receive, at the executive’s discretion, either a lump sum payment or salary continuation of: (i) three times the highest annual base salary paid to such executive during the thirty-six month period immediately preceding the month in which the change in control occurs; (ii) three times the highest annual bonus paid to such executive during the thirty-six month period immediately preceding the month in which the change in control occurs; (iii) all unpaid accrued vacation through the date of termination; (iv) up to three years’ benefits continuation; (v) immediate vesting of all outstanding options and other stock awards and reimbursement of certain tax obligations; (vi) the automobile allowance and other automobile benefits the Executive was receiving immediately prior to the change in control for a period of twelve months following the date of termination and (vii) the cost of outplacement services. Unless another time period is provided, all payments provided herein shall be made no later than the fifteenth day following the date of termination.

If any payments or benefits to be provided to Messrs. Lamel and Carroll in connection with a change in control are subject to the excise tax imposed under Section 4999 of the United States Internal Revenue Code, they are entitled to an additional “gross-up” payment so that the net amount retained by them is equal to such payments and benefits.

If Mr. Lamel’s employment had terminated on December 31, 2007 in accordance with the change in control agreement, Mr. Lamel would have been entitled to severance having a value of approximately $3,336,958. If Mr. Carroll’s employment had terminated on December 31, 2007 in accordance with the change in control agreement, Mr. Carroll would have been entitled to severance having a value of approximately $2,782,042. The amounts in the two preceding sentences have been calculated using the bonus amounts granted to each executive officer for fiscal year 2007 even though such amounts were approved after the change in control date of December 31, 2007. In addition, such amounts do not include the cost of outplacement services.

OWNERSHIP OF COMMON STOCK BY

MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of February 27, 2008 for (1) each of our directors and each of our executive officers, (2) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock and (3) all of our directors and executive officers as a group. The information set forth below us based upon information supplied or confirmed by the named individuals.

	Number of Shares	Percentage of Common Stock
Irwin D. Simon (1) (2)	2,961,881	7.4%
Barry J. Alperin (2) (3)	30,500	*
Richard C. Berke (2)	0	0%
Beth L. Bronner (2) (4)	87,500	*
Jack Futterman (2) (5)	132,000	*
Daniel R. Glickman (2) (6)	55,500	*
Marina Hahn (2) (7)	118,354	*
Andrew R. Heyer (2) (8)	357,634	*
Roger Meltzer (2) (9)	80,500	*
Mitchell A. Ring (2) (10)	23,000	*
Lewis D. Schiliro (2) (3)	30,500	*
Lawrence S. Zilavy (2) (3)	30,500	*
Ira J. Lamel (11)	301,000	*
John Carroll (12)	100,000	*
Cooke & Bieler LP (13)	2,451,087	6.1%
Dimensional Fund Advisors LP (14)	2,774,512	6.9%
Dimorphandra S.L. (15)	2,195,440	5.5%
FMR LLC and its affiliates (16)	3,661,853	9.1%
Blackrock, Inc. and its affiliates (17)	2,813,864	7.0%
Barclays Global Fund Advisors and its affiliates (18)	2,030,969	5.1%
All directors and executive officers as a group (fourteen persons) (19)	4,308,869	10.7%

*	Indicates less than 1%.
(1)	Includes 2,650,000 shares of common stock issuable upon the exercise of options granted under our 1994 Long Term Incentive and Stock Award Plan or our 2002 Long Term Incentive and Stock Award Plan (together, the “Incentive Plans”). Mr. Simon is our President, Chief Executive Officer and Chairman of the Board of Directors.
(2)	Director of The Hain Celestial Group, Inc.
(3)	Includes 30,500 shares of common stock issuable upon the exercise of options granted under our 2000 Directors Stock Option Plan.
(4)	Includes 78,500 shares of common stock issuable upon the exercise of options granted under our 1996 Directors Stock Option Plan or our 2000 Directors Stock Option Plan (together, the “Directors Plans”).
(5)	Includes 113,500 shares of common stock issuable upon the exercise of options granted under our Directors Plans.
(6)	Includes 55,500 shares of common stock issuable upon exercise of options granted under our Directors Plans.
(7)	Includes 100,500 shares of common stock issuable upon exercise of options granted under our Directors Plans and 10,120 shares of common stock issuable upon the exercise of options assumed upon consummation of our merger with Celestial Seasonings, Inc. (“Celestial”) in May 2000.
(8)	Includes 103,500 shares of common stock issuable upon the exercise of options granted under our Directors Plans, 50,000 shares held indirectly through a charitable foundation and 2,268 shares held indirectly through Argosy Investment Corp.

(9)	Includes 80,500 shares of common stock issuable upon the exercise of options granted under our Directors Plans.
(10)	Includes 23,000 shares of common stock issuable upon the exercise of options granted under our 2000 Directors Stock Option Plan.
(11)	Includes 300,000 shares of common stock issuable upon exercise of options granted under the Incentive Plans.
(12)	Includes 100,000 shares of common stock issuable upon the exercise of options granted under our Incentive Plans.
(13)	As of December 31, 2007, Cooke & Bieler LP (“C&B”), an investment advisor, had shared voting power over 1,314,647 shares and shared dispositive power over 2,437,587 shares according to a Schedule 13G/A filed by C&B on February 13, 2008. The Schedule 13G/A states that C&B’s address is 1700 Market Street, Suite 3222, Philadelphia, PA 19103.
(14)	As of December 31, 2007, Dimensional Fund Advisors LP (“DFA”), an investment advisor, had sole voting and dispositive power over 2,774,512 shares, according to a Schedule 13G filed by DFA on February 26, 2008. The Schedule 13G states that DFA’s address is 1299 Ocean Avenue, Santa Monica, CA 90401.
(15)	As of October 19, 2007, Dimorphandra S.L. had sole voting authority and sole dispositive power over 2,195,440 shares, according to a Schedule 13G filed by Dimorphandra S.L. on October 31, 2007. The Schedule 13G states that Dimorphandra’s address is Ingeniero Lafanga 2, 03002 Alicarte, Spain.
(16)	As of December 31, 2007, FMR LLC and its affiliates (“FMR”), had sole voting authority over 116,320 shares and sole dispositive power over 3,545,533 shares, according to a Schedule 13G filed by FMR on February 14, 2008. The Schedule 13G states that FMR’s address is 82 Devonshire Street, Boston, MA 02109.
(17)	As of December 31, 2007, BlackRock, Inc. and its affiliates (“Blackrock”), had shared voting and dispositive power over 2,813,864 shares, according to a Schedule 13G/A filed by Blackrock on February 8, 2008. The Schedule 13G/A states that Blackrock’s address is 40 East 52nd Street, New York, NY 10022.
(18)	As of December 31, 2007, Barclays Global Fund Advisors and its affiliates (“Barclays”) had sole voting power over 1,547,086 shares and sole dispositive power over 2,030,969 shares, according to a Schedule 13G filed by Barclays on February 5, 2008. The Schedule 13G states that Barclays’ address is 45 Fremont Street, San Francisco, CA 94105.
(19)	Includes 3,050,000 shares issuable upon the exercise of options granted under the Incentive Plans, 10,120 shares issuable upon the exercise of options granted under Celestial plans assumed in connection with the merger with Celestial, 50,000 shares held indirectly by Mr. Heyer through a charitable foundation, 2,268 shares held indirectly by Mr. Heyer through Argosy Investment Corp. and 646,500 shares issuable upon the exercise of options granted under our Directors Plans. See Notes 1 through 12 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such ownership with the SEC. Executive officers, directors and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended June 30, 2007, except for: (i) one late filing by Mr. Lamel relating to one transaction from a prior year that was correctly reflected in the beneficial ownership table in prior years’ proxies and (ii) one late filing by Mr. Heyer relating to eight transactions from a prior year and four transactions from the fiscal year ended June 30, 2007, all of which occurred in a managed account over which Mr. Heyer does not have day-to-day investment control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Meltzer, who is nominated for re-election as a director, is a partner at the law firm DLA Piper US LLP. DLA Piper US LLP acts as our regular outside counsel. In addition, Mr. Simon’s spouse has been the Director of International Sales of the Company since September 1996. She is paid at a competitive rate with employees serving other companies in a comparable position. Mr. Simon’s brother-in-law has served as the Company’s Vice President-Purchasing and Procurement since June 2000 and as the Company’s representative in our joint venture relationship with Yeo Hiap Seng Limited. He earned $163,649 in salary, a car allowance of $8,400 and $28,639 in bonus during the fiscal year ended June 30, 2007, and participates in the Company’s benefit programs. He also received a one-time bonus of $50,000 for successfully achieving goals related specifically to the promotion and licensing of the Company’s proprietary patented snack frying technology.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers and greater than five percent beneficial owners and their respective family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single fiscal year. This policy is incorporated within the Audit Committee charter and provides that the Audit Committee shall review and approve all such transactions.

OTHER MATTERS

The Company’s management is not aware of any other matters that will come before the Annual Meeting. However, if any other matters requiring a vote of stockholders arise, including any question as to an adjournment of the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

Stockholder proposals intended to be included in the Proxy Statement relating to our 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) must be received by the Corporate Secretary of the Company no later than July 1, 2008, and must otherwise comply with Rule 14a-8.

Should a stockholder proposal be brought before the 2008 Annual Meeting, regardless of whether it is included in our proxy materials, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on September 15, 2008.

For all other stockholder communications with the Board of Directors or a particular director, a stockholder may send a letter to our principal office, at 58 South Service Road, Melville, NY 11747, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” The letter must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.

Investors may obtain a copy of Hain Celestial’s 2007 Annual Report on Form 10-K at no charge by contacting Vice President of Investor Relations, The Hain Celestial Group, Inc., 58 South Service Road, Melville, NY 11747.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which typically are mailed in the beginning of November of each year, by notifying us in writing at: 58 South Service Road, Melville, NY 11747, Attention: Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

By order of the Board of Directors,

Ira J. Lamel

Corporate Secretary

Dated: March 10, 2008

Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed proxy and mail it promptly in the enclosed reply envelope or, if you are a beneficial owner of shares held in “street name,” you may vote by telephone or via the Internet.

THE HAIN CELESTIAL GROUP, INC.

This proxy is solicited on behalf of the Board of Directors of The Hain Celestial Group, Inc. (the “Company”). The undersigned hereby appoints Irwin D. Simon and Ira J. Lamel, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on April 1, 2008 at 11:00 a.m., Eastern Time in the Amphitheater at 58 South Service Road, Melville, New York 11747, and any postponements or adjournments thereof (including any vote to postpone or adjourn the Annual Meeting of Stockholders), upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given the shares will be voted “FOR” items 1 and 3 below and “AGAINST” item 2 below, each of said items being more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which are hereby acknowledged.

The Board of Directors Recommends You Vote “FOR” items 1 and 3 below and “AGAINST” item 2 below

1.	Election of Directors

FOR all nominees listed below ☐ (except as marked to the contrary below)	WITHHOLD AUTHORITY ☐ to vote for all nominees listed below

(Instructions: to withhold authority to vote for an individual nominee, strike a line through the nominee’s name listed below.)

Irwin D. Simon, Barry J. Alperin, Richard C. Berke, Beth L. Bronner, Jack Futterman, Daniel R. Glickman, Marina Hahn, Andrew R. Heyer, Roger Meltzer, Lewis D. Schiliro and Lawrence S. Zilavy

2.	To approve the stockholder proposal regarding stockholder ratification of executive compensation.

For ☐	Against ☐	Abstain ☐

3.	To ratify the appointment of Ernst & Young LLP, to act as registered independent accountants of the Company for the fiscal year ending June 30, 2008.

For ☐	Against ☐	Abstain ☐

(Proxy card)

In their discretion, the proxies named above are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponements or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting of Stockholders.

Please Complete All Information Below

Signature:

Signature:

Dated: , 2008
Please sign exactly as names appear hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.

(Proxy card)